77D
Policies with respect to security investment

Effective June 25, 2015, in reliance on Section 12(d)(1)(G) and Rule 12d1-2 of the Investment Company Act, Core Plus Fund may invest in affiliated investment companies (other American Century mutual funds) in excess of the limitations prescribed in Section 12(d)(1)(A).